EXHIBIT 4(a)

                         THE PROVIDENCE JOURNAL COMPANY
                               STOCK PURCHASE PLAN



                                    SECTION 1

                                 Purpose of Plan

        This Plan, which shall be known as The Providence Journal Company Stock Purchase Plan (the "Plan") is designed to enable eligible employees and directors to acquire an ownership interest in The Providence Journal Company (the "Company"), which term includes subsidiaries of the Company unless the context otherwise requires, and in this way to share in its future. The Plan provides an entirely voluntary method of purchasing shares of Common Stock of the Company in convenient installments. Its operation should bring about increasing mutuality of interests between employees, directors and stockholders and thus aid in the continued development of the Company.

                                    SECTION 2

                                   Definitions

        For the purpose of the Plan, unless the context clearly or necessarily indicates the contrary, the following words and phrases shall have the meaning set forth in the definitions below:

        (a) "Company" shall mean any subsidiary or division or office of The Providence Journal Company, a Delaware corporation, or any subsidiary or division of any one of its subsidiaries, or any separate office of any such employing unit, or any business controlled by the Company which may by action of the Company be included in the Plan with respect to all or any portion of its eligible employees or directors.

        (b) "Board of Directors" shall mean the Board of Directors of The Providence Journal Company as it may be constituted from time to time.

        (c) "Administrator" shall mean the Corporate Human Resources Department of the Company.

        (d) "Common Stock" shall mean shares of Class A Common Stock, $1.00 par value, of The Providence Journal Company.

        (e) "Participant" shall mean any eligible individual who elects to participate in the Plan through authorizing payroll deductions or conversion of compensation as long as such individual maintains or has an undistributed or unwithdrawn account under the Plan.

        (f) "Compensation" shall mean an employee's base pay or a director's retainer and meeting fees.

        (g) "Agent" shall mean the Agent or Agents from time to time in office pursuant to designations made in accordance with the Plan.

        (h) "Payroll Period" shall mean any period on account of which Compensation is regularly paid to a Participant.

        (i)  "Effective Date" shall mean August 1, 1996.


                                    SECTION 3

                                   Eligibility

        3.1 Unless otherwise provided by the Administrator, any director of the Company or any benefited employee of the Company who has reached the age of majority in his state of residence, other than an employee covered by a collective bargaining agreement unless the provisions of the collective bargaining agreement provide otherwise, shall be eligible to participate in the Plan.

        3.2 Notwithstanding any provision hereinabove to the contrary, no employee or director shall be entitled to participate or to continue participation if applicable laws of any state, country or jurisdiction prohibit his/her participation in the Plan or render its provisions invalid or inoperative in their application to such employee or director.

        3.3 In the event that at any time a Participant no longer meets the eligibility requirements of Section 3.1 (other than by reason of a change in employment status deemed by the Administrator to be temporary) or is no longer entitled to participate because of the provisions of Section 3.2, then his/her participation in the Plan shall terminate.

                                    SECTION 4

                                  Participation

        4.1 Each person who is an eligible employee or director on the Effective Date may elect to participate in the Plan effective on the Effective Date. Each other employee or director who is or becomes eligible after the Effective Date may elect to participate in the Plan effective the first Payroll Period of each calendar quarter. An eligible employee or director shall elect to participate by authorizing a payroll deduction to be made for his/her account. Such authorization shall be made by notice to the Company in the form prescribed by the Administrator no later than the 20th of the month preceding the beginning of the calendar quarter.

        4.2 Unless otherwise provided by the Administrator, participation by a Participant in the Plan will become effective on the Effective Date or on the first Payroll Period of the calendar quarter following the Administrator's receipt of all required forms, and shall remain in effect unless and until his/her participation election is changed or canceled in the manner hereinafter provided.

                                    SECTION 5

                             Employee Contributions

        5.1 Each Participant shall, through payroll deduction in each Payroll Period, contribute the amount that may from time to time be authorized by him/her. Unless otherwise provided by the Administrator, all payroll deductions shall be in whole dollar amounts from a minimum contribution of $10 to a maximum of $1,500 per Payroll Period.

        5.2 A Participant may change the amount of his/her authorized payroll deduction (within the limits specified in Section 5.1) once per calendar quarter by delivering to the Administrator such forms as the Administrator may require. Unless otherwise provided by the Administrator, such change shall be effective as promptly as practicable on or after the Administrator's receipt of the required forms.

        5.3 If a Participant ceases to receive Compensation because of an authorized leave of absence, medical leave, military service or temporary layoff, or if he/she becomes temporarily ineligible to participate in the Plan by reason of a change of status of his/her employment with the Company, his/her payroll deduction shall be automatically suspended.

        5.4 A Participant may cancel his/her authorized payroll deduction by written notice received by the Company, which cancellation shall become effective as promptly as practicable after the Company's receipt of his/her cancellation request. If contributions by a Participant shall cease, either because of cancellation or otherwise, except for suspensions permitted under
Section 5.3, the Participant's participation under the Plan shall terminate and the Participant shall not be eligible to renew participation in the Plan until six (6) months after such termination of participation. Upon expiration of such six (6) month period, an employee or director may reauthorize payroll deductions in accordance with Section 5.1.

                                    SECTION 6

                           Investment of Contributions

        6.1 On a monthly basis, the Company shall pay over to the Agent the amount of the total payroll deductions for all Participants during each Payroll Period within the month. Amounts contributed by a Participant through payroll deduction shall not be returned to the Participant under any circumstances, but will be applied to purchase Common Stock under the Plan. Under no circumstances shall interest be paid to a Participant on such contributions held by either the Company or the Agent pending investment of such contribution.

        6.2 On a monthly basis, the Agent shall use cash contributions to purchase originally issued shares of Common Stock or shares purchased in the open market. Such purchases shall be valued at the fair market value of Common Stock on the date of purchase. For purposes of the Plan, fair market value shall mean the average of the high and low sale prices of the Common Stock as traded on an applicable stock exchange or in an established over-the-counter trading market for the date in question, or if there is no sale on such date, then the average of such high and low sale prices on the last previous day on which a sale is reported. All dividends and cash increments of any kind received from time to time by the Agent on such shares may be invested in additional shares of Common Stock.

               6.3 If any increment is in the form of stock (other than Common Stock) or securities or other property of any kind, or rights or interests therein, then such increment shall be converted into cash by the Agent and such cash shall be applied as promptly as practicable after such conversion in the same manner as cash contributions. Notwithstanding the foregoing provision, if for any reason it proves impracticable in the opinion of the Agent to convert such increment into cash, then it may in its sole discretion determine the method and time of sale, disposition, use, application or conversion of the same, provided that Participants in no way lose or are deprived of their proportionate interests therein or in the proceeds thereof and provided further that, in the event of withdrawal by or distribution to a Participant prior to the receipt by the Agent of cash therefor, the Agent shall cause such increment to be fairly and properly valued in such manner as it may in its sole discretion determine and shall pay over to such Participant his/her proportionate interest therein in cash, in kind, by certificate evidencing such interests, or otherwise.

                                    SECTION 7

                            Accounts of Participants

        7.1 There shall be established and kept by the Agent, under the direction of the Administrator, a separate but unsegregated account for each Participant in such manner as the Administrator may in its sole discretion determine, provided that the conditions of this Section 7 are complied with. Such account shall reflect all contributions made by each Participant and also all allocations thereto of shares of Common Stock or other property held by the Agent.

        7.2 There shall be allocated to the account of each Participant, as of the end of each month, a number of shares of Common Stock (calculated to the fourth decimal place) equal to the amount of contributions deposited in the Participant's account from prior Payroll Periods divided by the average price per share of Common Stock purchased by the Agent during such month pursuant to
Section 6.

        7.3 There also shall be allocated to the account of each Participant, as of the end of each month, a proportionate number (calculated to the fourth decimal place) of the total shares of Common Stock purchased by the Agent during such month pursuant to Section 6 with any dividends or increments (or proceeds therefrom) for which the payment date falls within such month based upon the number of shares in the Participant's account as of the record date for such dividend (after including any allocation made pursuant to Section 7.2 but without including any allocation made for the month pursuant to this Section 7.3) in relation to the aggregate number of shares (similarly determined) in accounts of all Participants. Any increment not converted into cash and applied to the purchase of Common Stock (as permitted by Section 6.3) shall be similarly allocated.

                                    SECTION 8

                          Distribution of Accounts and
                           Withdrawals By Participants

        8.1 A Participant may withdraw all or any portion of his/her account upon notification to the Agent, which withdrawal will be effective as promptly as practicable on or after the Agent's receipt of a Participant's withdrawal request. The minimum partial withdrawal is 10 shares of Common Stock.

        8.2 As promptly as practicable on or after the Agent's receipt of a Participant's withdrawal (whole or partial) request, the Agent shall distribute to a withdrawing Participant all the whole shares of Common Stock comprising his account (or applicable portion thereof, in the case of a partial withdrawal) and in addition such amount of cash as shall be equal to the fair market value (as defined in Section 6.2 above) of any withdrawable fractional interest in a share of such Common Stock; provided however that, in the case of a whole withdrawal of shares, if the date of determination falls during the period commencing on any dividend record date and ending on the dividend payment date to which such record date relates, such withdrawal shall not be effected until dividends for such record date have been invested in additional shares of Common Stock and such shares have been allocated to the account of the Participant.

        8.3 In the event that a Participant's employment or service on the Board of Directors is for any reason terminated, his/her entire account held by the Agent shall become distributable. As promptly as practicable on or after the date on which the account of a Participant becomes distributable, the Agent shall distribute to the Participant or his/her designated beneficiary or beneficiaries, or in the absence of any such designation in the manner provided in Section 10, all the whole shares of Common Stock comprising his/her account, and in addition such amount of cash as shall be equal to the market value as of the date of termination of any distributable fractional interest in a share of such Common Stock; provided, however, that if the date of determination falls during the period commencing on any dividend record date and ending on the next ensuing dividend payment date, such distribution shall not be effected until dividends for such record date have been invested in additional shares of Common Stock and such shares have been allocated to the account of the Participant.

                                    SECTION 9

                                 Administration

        9.1 The Plan shall be administered by the Corporate Human Resources Department.

        9.2 The Administrator shall have full authority, subject to the express provisions of the Plan, to establish from time to time such rules and regulations as it deems necessary or desirable for the proper and effective administration of the Plan. It shall prescribe the various forms and documents to be used in connection with the operation of the Plan and also the times for giving any notice required by the Plan except as otherwise expressly provided.

        9.3 The Administrator also shall have full authority to construe and interpret the provisions of the Plan, to settle and determine any controversies and disputes as to rights and benefits thereunder, and to decide any questions of fact arising under the Plan.

        9.4 In general, the Administrator may take such action in connection with and for purposes of the Plan as it believes advisable to carry it into effect and to maintain its operations. Any determination or interpretation made or given by the Administrator shall be binding and conclusive upon all persons.

        9.5 The Administrator may make such rules and regulations for the conduct of its business as it shall deem advisable, subject to the general control of the Board of Directors.

        9.6 All expenses of administration of the Plan, including without limitation legal fees, agents' fees, costs of supplies, auditing fees and other costs of operations shall be borne by the Company which shall upon request reimburse the Agent from time to time therefor.

        9.7 All commissions, transfer taxes, charges and costs directly involved in the purchase by the Agent of shares of Common Stock shall be paid by the Company.

                                   SECTION 10

                           Designation of Beneficiary

        10.1 A Participant shall have the right, unless prohibited or restricted by the laws of the state, country or jurisdiction applicable to such action, to designate a beneficiary or beneficiaries who shall receive distributions of his/her account under the Plan in the event of his/her death. Such designation shall be in writing delivered to the Agent and may be changed by him/her from time to time by subsequent written notice, in each case on the form prescribed by the Administrator for such purpose. To become effective such designation must be actually received by the Agent and shall not be recognized if it is delivered after the death of the Participant.

        10.2 Upon the death of a Participant and upon receipt of evidence satisfactory to the Administrator of the identity and existence of the beneficiary or beneficiaries designated by the Participant, the Administrator shall direct the Agent to distribute to such beneficiary or beneficiaries the account of the Participant. In the absence of such designation and satisfactory evidence, or in the event of any doubt as to the validity or effectiveness of a designation, the Administrator shall direct the Agent to distribute such account to the executor or administrator of the estate of the Participant.

        10.3 The Agent may, at the direction of the Administrator, distribute the account of a Participant to any conservator or guardian of such Participant or of his/her property.

        10.4 No designated beneficiary or beneficiaries shall, prior to the death of the Participant by whom he has been designated, acquire any interest in the account of the Participant. The designation of a beneficiary or beneficiaries pursuant to Section 10.1 may not be revoked, changed or canceled by any testamentary disposition made by the Participant.

                                   SECTION 11

                                Agency Agreement

        11.1 The Company shall enter into an Agency Agreement with the Agent designated as below provided. The Agency Agreement shall provide, among other things, that all contributions, funds and property received thereunder shall be held, managed, invested, disposed of and distributed in accordance with the terms and conditions of the Plan.

        11.2 There shall be one or more Agents, either corporate or individual, in each case appointed and subject to removal by the Company. In case of the death, incapacity, resignation or removal of any Agent, a successor shall be appointed by the Company.

        11.3 The Company may from time to time enter into such further agreements with the Agent or other parties, make such amendments to the Agency Agreement or such further agreements, and take such other action and execute and deliver such other instruments as the Company, in its entire discretion, may deem necessary or desirable to carry the Plan into effect and to facilitate its administration.

                                   SECTION 12

                            Assignment or Attachment

        12.1 Except as otherwise provided by law, no right, benefit or interest of any Participant or beneficiary under the Plan may be made subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any attempt or arrangement on the part of any person so to do shall be void.

        12.2 No such right, benefit or interest shall in any way be subject to or liable for the debts, contracts, commitments, obligations, liabilities or torts of any Participant or beneficiary under the Plan or subject to attachment or legal process for or against such person.

                                   SECTION 13

                                 Voting of Stock

        13.1 Prior to the holding of each annual or special meeting of stockholders of the Company, there will be furnished to each Participant the proxy statement for such meeting, together with a form to be sent to the Agent on which may be set forth the Participant's instructions as to the manner of voting the shares of Common Stock then held by the Agent to the extent of his/her proportionate interest therein. Upon receipt of such instructions the Agent shall vote such stock in accordance therewith.

        13.2 If, within such reasonable period of time prior to any such meeting of stockholders as may be specified by the Agent, no instructions have been received by the Agent from a Participant, the Agent shall be entitled in its sole discretion, in person or by proxy, to vote the shares of Common Stock represented by the Participant's account in such manner as it may decide or if the Agent wishes to refrain from voting. The Agent also shall be entitled in its sole discretion to vote in like manner upon any matters as to which as a practical matter no instructions can be given prior to the meeting.

                                   SECTION 14

                             Reports and Information

        14.1 Each Participant shall be furnished, not less often than once a quarter, at such time or times as may be fixed by the Administrator, a statement setting forth the status of his/her account.

        14.2 The Administrator, in its discretion, shall arrange to give to Participants other material and data regarding the Company or the Plan which it believes is desirable or necessary to furnish for their information and guidance, including the Annual Report of the Company.

                                   SECTION 15

                           Immunity of Certain Parties

        15.1 No liability, except for acts done or omitted in bad faith, shall attach to or be incurred by any of the stockholders, officers, directors, employees or agents of the Company, or the Agent under the Agency Agreement or any one of them, or any of their agents, under or by reason of the terms, conditions and provisions contained in the Plan or in the Agency Agreement, or for any acts or decisions taken or made thereunder; and, as a condition precedent to participation in the Plan or to the receipt of benefits thereunder, any such liability is expressly waived and released by each Participant and by any and all persons claiming under or through the Participant, such waiver and release to be conclusively evidenced by the act of participation or by the acceptance of benefits under the Plan.

        15.2 No stockholder, officer, director, employee or agent of the Company, and no Agent under the Agency Agreement or any of their agents, shall be liable for any act or action, whether of commission or omission, taken by any other stockholder, officer, director, employee or agent of the Company, or by any other Agent under the Agency Agreement, nor for anything done or omitted to be done by himself, except on account of his/her own acts done or omitted in bad faith.

                                   SECTION 16

                        Termination or Amendment of Plan

        16.1 By vote of the Board of Directors the Plan may at any time be terminated, either in its entirety or in its application to any subsidiary or division or other employing unit, and may, from time to time, be amended or revised as to its provisions to the extent permitted by applicable law, provided, however, that no termination, amendment or revision shall affect adversely any right or interest of any Participant with respect to contributions theretofore made.

        16.2 Notice of any termination, amendment or revision shall, not later than thirty (30) days thereafter, be given to each Agent and to each Participant affected thereby in such manner as may be determined by the Administrator. No amendment or revision which alters or affects the rights, duties or responsibilities of the Agent shall become effective without its consent.

        16.3 Upon termination of the Plan, either in its entirety or in its application to any subsidiary or division or other employing unit pursuant to
Section 16.1, the account of each Participant affected thereby shall be distributed to him/her as soon as practicable in the same manner as provided in
Section 8.

                                   SECTION 17

                                     Notices

        17.1 Any notice or communication to a Participant under or in connection with the Plan shall, unless otherwise required by the Administrator, be deemed duly given if delivered to the Participant or if mailed postage prepaid to him/her at his/her most recent address on the records pertaining to the Plan.

        17.2 Any notice or communication to the Company under or in connection with the Plan shall, unless otherwise required by the Administrator, be deemed duly given if delivered in writing to the Administrator.

        17.3 The Administrator may prescribe from time to time such forms of notice as it may deem desirable. Any notice to the Company for which the time is not specified by the Plan must be given at a reasonable time in advance of its becoming effective.

                                   SECTION 18

                                  Miscellaneous

        18.1 Neither the act of establishing the Plan nor any provisions thereof or action taken thereunder shall be construed as giving any Participant the right to be retained as an employee of the Company, and the right and power of the Company to dismiss or discharge any employee is specifically reserved.

        18.2 No Participant nor any person claiming under or through him/her shall have any right or interest under the Plan except to the extent expressly granted therein.

        18.3 The Administrator or the Agent may require compliance with or satisfaction of any legal requirement which may be deemed by them necessary as a condition for participation in the Plan or for distribution or payment of interests or benefits thereunder.

        18.4 By his act of participating in the Plan or of accepting any benefits thereunder, a Participant, and any person claiming under or through him/her, shall thereby be conclusively deemed to have accepted and consented to the application to him/her of the provisions of the Plan and of the Agency Agreement.

        18.5 The provisions of this Plan shall, in accordance with its terms, be binding upon and inure to the benefit of, all successors of the Company and of each employee participating in the Plan.

        18.6 For the purposes of the Plan, unless the contrary is clearly indicated by the context, the use of the masculine gender shall also include within its meaning the feminine, and the use of the singular shall also include within its meaning the plural and vice versa.

        18.7 The Plan shall become effective upon its adoption by the Board of Directors of the Company, subject to compliance with all applicable laws and regulations.

                                   SECTION 19

                                 Applicable Law

        Any question concerning or in respect to the validity, construction, interpretation, administration and effect of the Plan, and of any rules and regulations promulgated by the Company, the Administrator or the Agent, or concerning or in respect of the rights or privileges of any Participant or of any person having or claiming to have an interest therein or thereunder, shall be governed exclusively by and in accordance with the laws of the State of Rhode Island.